Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 for United States Diesel-Heating Oil Fund, LP of our report dated March 24, 2016 relating to the statements of financial condition as of December 31, 2015 and 2014, including the schedules of investments as of December 31, 2015 and 2014, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2015, 2014, and 2013 of United States Diesel-Heating Oil Fund, LP included in the Form 10-K of United States Diesel-Heating Oil Fund, LP for the year ended December 31, 2015, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

April 28, 2016